                                                                  [Filed pursuant to Rule 433]

TERM SHEET

RALI SERIES 2007-QO3 TRUST
MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2007-QO3

RESIDENTIAL ACCREDIT LOANS, INC.
Depositor

RESIDENTIAL FUNDING COMPANY, LLC
Sponsor and Master Servicer

DEUTSCHE BANK TRUST COMPANY AMERICAS
Trustee

RESIDENTIAL FUNDING SECURITIES, LLC.
Underwriter

THE  DEPOSITOR  HAS FILED A  REGISTRATION  STATEMENT  (INCLUDING A BASE  PROSPECTUS)  WITH THE
SECURITIES  AND EXCHANGE  COMMISSION,  OR SEC,  FOR THE  OFFERING TO WHICH THIS  COMMUNICATION
RELATES.  BEFORE  YOU  INVEST,  YOU  SHOULD  READ THE  BASE  PROSPECTUS  IN THAT  REGISTRATION
STATEMENT  AND  OTHER  DOCUMENTS  THE  DEPOSITOR  HAS  FILED  WITH THE SEC FOR  MORE  COMPLETE
INFORMATION  ABOUT THE DEPOSITOR AND THE  OFFERING.  YOU MAY GET THESE  DOCUMENTS AT NO CHARGE
BY  VISITING  EDGAR ON THE SEC WEB SITE AT  WWW.SEC.GOV.  ALTERNATIVELY,  THE  DEPOSITOR,  ANY
UNDERWRITER  OR ANY DEALER  PARTICIPATING  IN THE  OFFERING  WILL ARRANGE TO SEND YOU THE BASE
PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-888-523-3990.

THIS TERM SHEET IS NOT REQUIRED  TO, AND DOES NOT,  CONTAIN ALL  INFORMATION  THAT IS REQUIRED
TO BE  INCLUDED  IN THE  BASE  PROSPECTUS  AND  THE  PROSPECTUS  SUPPLEMENT  FOR  THE  OFFERED
CERTIFICATES.   THE  INFORMATION  IN  THIS  TERM  SHEET  IS  PRELIMINARY  AND  IS  SUBJECT  TO
COMPLETION OR CHANGE.

THE  INFORMATION  IN THIS TERM SHEET,  IF  CONVEYED  PRIOR TO THE TIME OF YOUR  COMMITMENT  TO
PURCHASE  ANY OF THE  OFFERED  CERTIFICATES,  SUPERSEDES  INFORMATION  CONTAINED  IN ANY PRIOR
SIMILAR TERM SHEET, THE TERM SHEET SUPPLEMENT AND ANY OTHER FREE WRITING  PROSPECTUS  RELATING
TO THOSE OFFERED CERTIFICATES.

THIS  TERM  SHEET  AND  THE  RELATED  TERM  SHEET  SUPPLEMENT  IS NOT AN  OFFER  TO  SELL OR A
SOLICITATION OF AN OFFER TO BUY THESE  SECURITIES IN ANY STATE WHERE SUCH OFFER,  SOLICITATION
OR SALE IS NOT PERMITTED.

MARCH 19, 2007

    IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN ANY FINAL TERM SHEET FOR ANY CLASS OF
 OFFERED CERTIFICATES, THE TERM SHEET SUPPLEMENT AND THE RELATED BASE PROSPECTUS WITH RESPECT
                                 TO THE OFFERED CERTIFICATES

We  provide  information  to you  about the  offered  certificates  in three or more  separate documents that provide progressively more detail:

        -      the related base  prospectus,  dated December 6, 2006,  which provides  general information, some of which may not apply to the offered certificates;

        -      the term  sheet  supplement,  dated  March 14,  2007,  which  provides  general information about series of certificates  issued pursuant to the depositor's QO program, some of which may not apply to the offered certificates; and

        -      this term sheet,  which  describes  terms  applicable to the classes of offered certificates  described herein and provides a description of certain collateral stipulations  regarding the mortgage loans and the parties to the  transaction, and provides other information related to the offered certificates.

This  term  sheet  provides  a  very  general   overview  of  certain  terms  of  the  offered
certificates  and does not contain all of the  information  that you should consider in making your  investment  decision.  To  understand  all of  the  terms  of a  class  of  the  offered certificates,  you should read  carefully this document,  the term sheet  supplement,  and the entire base prospectus.

The related base prospectus may be found by visiting EDGAR on the SEC website at www.sec.gov.

The registration statement to which this offering relates is Commission File Number
333-131213.

If the  description  of  the  offered  certificates  in  this  term  sheet  differs  from  the description  of the senior  certificates  in the  related  base  prospectus  or the term sheet supplement,  you should rely on the  description  in this term sheet.  Capitalized  terms used but not defined herein shall have the meaning  ascribed  thereto in the term sheet  supplement and the related  base prospectus.

THE  INFORMATION  IN THIS  TERM  SHEET,  IF  CONVEYED  PRIOR TO THE  TIME OF YOUR  CONTRACTUAL
COMMITMENT TO PURCHASE ANY OF THE OFFERED  CERTIFICATES,  SUPERSEDES ANY INFORMATION CONTAINED
IN ANY PRIOR SIMILAR  MATERIALS  RELATING TO SUCH  CERTIFICATES.  THE INFORMATION IN THIS TERM
SHEET IS  PRELIMINARY,  AND IS  SUBJECT  TO  COMPLETION  OR  CHANGE.  THIS TERM SHEET IS BEING
DELIVERED  TO  YOU  SOLELY  TO  PROVIDE  YOU  WITH  INFORMATION  ABOUT  THE  OFFERING  OF  THE
CERTIFICATES  REFERRED  TO IN THIS  TERM  SHEET  AND TO  SOLICIT  AN  OFFER  TO  PURCHASE  THE
CERTIFICATES,  WHEN,  AS AND IF  ISSUED.  ANY SUCH OFFER TO  PURCHASE  MADE BY YOU WILL NOT BE
ACCEPTED  AND WILL NOT  CONSTITUTE  A  CONTRACTUAL  COMMITMENT  BY YOU TO PURCHASE  ANY OF THE
CERTIFICATES, UNTIL WE HAVE ACCEPTED YOUR OFFER TO PURCHASE CERTIFICATES.

THE  CERTIFICATES  REFERRED TO IN THESE  MATERIALS ARE BEING SOLD WHEN, AS AND IF ISSUED.  THE
ISSUING  ENTITY IS NOT OBLIGATED TO ISSUE SUCH  CERTIFICATES  OR ANY SIMILAR  SECURITY AND THE
UNDERWRITER'S  OBLIGATION TO DELIVER SUCH  CERTIFICATES IS SUBJECT TO THE TERMS AND CONDITIONS
OF  THE  UNDERWRITING  AGREEMENT  WITH  THE  ISSUING  ENTITY  AND  THE  AVAILABILITY  OF  SUCH
CERTIFICATES  WHEN,  AS AND IF ISSUED BY THE ISSUING  ENTITY.  YOU ARE ADVISED  THAT THE TERMS
OF THE OFFERED  CERTIFICATES,  AND THE CHARACTERISTICS OF THE MORTGAGE LOAN POOL BACKING THEM,
MAY CHANGE (DUE,  AMONG OTHER THINGS,  TO THE  POSSIBILITY  THAT MORTGAGE  LOANS THAT COMPRISE
THE POOL MAY BECOME  DELINQUENT  OR  DEFAULTED  OR MAY BE REMOVED OR REPLACED AND THAT SIMILAR
OR  DIFFERENT  MORTGAGE  LOANS  MAY BE ADDED TO THE  POOL,  AND  THAT ONE OR MORE  CLASSES  OF
CERTIFICATES  MAY BE  SPLIT,  COMBINED  OR  ELIMINATED),  AT ANY  TIME  PRIOR TO  ISSUANCE  OR
AVAILABILITY  OF A FINAL  PROSPECTUS.  YOU ARE  ADVISED  THAT  CERTIFICATES  MAY NOT BE ISSUED
THAT HAVE THE CHARACTERISTICS  DESCRIBED IN THESE MATERIALS.  THE UNDERWRITER'S  OBLIGATION TO
SELL SUCH  CERTIFICATES  TO YOU IS CONDITIONED ON THE MORTGAGE LOANS AND  CERTIFICATES  HAVING
THE  CHARACTERISTICS  DESCRIBED IN THESE MATERIALS.  IF FOR ANY REASON THE ISSUING ENTITY DOES
NOT DELIVER  SUCH  CERTIFICATES,  THE  UNDERWRITER  WILL  NOTIFY YOU,  AND NEITHER THE ISSUING
ENTITY NOR ANY  UNDERWRITER  WILL HAVE ANY  OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF
THE  CERTIFICATES  WHICH YOU HAVE  COMMITTED TO PURCHASE,  AND NONE OF THE ISSUING  ENTITY NOR
ANY  UNDERWRITER  WILL BE LIABLE FOR ANY COSTS OR DAMAGES  WHATSOEVER  ARISING FROM OR RELATED
TO SUCH NON-DELIVERY.

NEITHER THE ISSUING ENTITY OF THE  CERTIFICATES OR ANY OF ITS AFFILIATES  PREPARED,  PROVIDED,
APPROVED OR VERIFIED ANY  STATISTICAL  OR NUMERICAL  INFORMATION  PRESENTED  HEREIN,  ALTHOUGH
THAT  INFORMATION  MAY BE BASED IN PART ON LOAN LEVEL DATA  PROVIDED BY THE ISSUING  ENTITY OR
ITS AFFILIATES.

RISK FACTORS

The offered  certificates are not suitable investments for all investors.  In particular,  you should not purchase any class of offered  certificates  unless you understand the  prepayment, credit,  liquidity and market risks associated with that class.  The offered  certificates are complex  securities.  You  should  possess,  either  alone  or  together  with  an  investment advisor,  the expertise  necessary to evaluate the  information  contained in this term sheet, the term sheet  supplement  and the related base  prospectus for the offered  certificates  in the  context  of your  financial  situation  and  tolerance  for risk.  You  should  carefully consider,  among other  things,  all of the  applicable  risk factors in  connection  with the purchase  of any class of the  offered  certificates  listed  in the  section  entitled  "Risk
Factors" in the term sheet supplement.

                       COLLATERAL STIPULATIONS - MORTGAGE POOL CHARACTERISTICS
-------------------------------------------------------------------------------------------------------------
                         PAYMENT OPTION ARMS (WITH A NEGATIVE AMORTIZATION FEATURE)
-------------------------------------------------------------------------------------------------------------
------------------------------------------------ -------------- -------------- --------------- --------------

------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
MORTGAGE LOAN TYPE:                                No Prepay     1 Yr Prepay    3 Yr Prepay      Aggregate
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
AGGREGATE STATED PRINCIPAL BALANCE (+/- 10%):     $29,700,000    $78,000,000    $192,300,000   $300,000,000
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
GROSS WEIGHTED AVERAGE COUPON (+/- 1.50):               7.679%         7.380%         6.750%          7.006%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
WEIGHTED AVERAGE SERVICING FEE (+/- 0.10):              0.425%         0.425%         0.425%          0.425%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
WEIGHTED AVERAGE PASS-THRU RATE (+/- 1.50):             7.254%         6.955%         6.325%          6.581%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
WEIGHTED AVERAGE GROSS MARGIN (+/-0.20):                3.104%         3.176%         3.200%          3.184%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
WEIGHTED AVERAGE TEASER PERIOD 0 MONTH (+/-
5.00):                                                 55.0%          25.0%          30.0%           31.2%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
WEIGHTED AVERAGE TEASER PERIOD 1 MONTH (+/-
5.00):                                                 45.0%          75.0%          70.0%           68.8%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
WEIGHTED AVERAGE TEASER PERIOD 3 MONTH (+/-
2.00):                                                  0.0%           0.0%           0.0%            0.0%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
WEIGHTED AVERAGE LIFE CAP = 9.95 (+/- 2.00):           97.0%          97.0%          97.0%           97.0%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
INDEX - MTA   (+/- 3.00):                              95.0%          95.0%          95.0%           95.0%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
INDEX - LIBOR   (+/- 3.00):                             5.0%           5.0%           5.0%            5.0%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
NEGATIVE AMORTIZATION LIMIT = 110%  (+/-
5.00):                                                  5.0%          12.5%           0.0%            3.7%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
NEGATIVE AMORTIZATION LIMIT = 115%  (+/-
5.00):                                                 95.0%          87.5%         100.0%           96.3%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
AMORTIZATION TYPE - 30/30  (+/- 10.00):                72.0%          65.0%          55.0%           59.3%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
AMORTIZATION TYPE -  40/30 (+/- 10.00):                 3.0%           5.0%          10.0%            8.0%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
AMORTIZATION TYPE - 40/40 (+/- 10.00):                 25.0%          30.0%          35.0%           32.7%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
FIRST PAYMENT RESET - 12 MONTHS (+/- 10.00):           96.1%          94.6%          84.8%           88.5%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
FIRST PAYMENT RESET - 60 MONTHS (+/- 10.00):            3.9%           5.4%          15.2%           11.5%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
WEIGHTED AVERAGE LOAN-TO-VALUE RATIO (+/-
5.00):                                                 76.0%          73.3%          75.0%           74.7%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
CALIFORNIA CONCENTRATION (+/-15.00):                   38.2%          62.4%          66.0%           62.3%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
FULL/ALT DOCUMENTATION (+/- 5.00):                      7.8%           1.4%           5.2%            4.5%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
CASH OUT REFINANCE (+/- 10.00):                        43.4%          56.1%          59.2%           56.8%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
SINGLE FAMILY DETACHED (+/- 10.00):                    84.1%          85.8%          85.9%           85.7%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
INVESTOR PROPERTY (+/- 10.00):                          9.0%           9.5%           9.0%            9.1%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
SECOND HOME/VACATION (+/- 5.00):                        8.2%          10.2%           2.6%            5.1%
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
WEIGHTED AVERAGE FICO (+/- 10.00):                    715.5          715.9          698.5           704.7
------------------------------------------------ -------------- -------------- --------------- --------------
------------------------------------------------ -------------- -------------- --------------- --------------
AVERAGE MORTGAGE LOAN BALANCE (+/- 15%):           $401,600       $418,100        $351,600       $373,800
------------------------------------------------ -------------- -------------- --------------- --------------

The  percentages  set forth above,  other than any weighted  averages,  are  percentages of the aggregate  principal  balance of the actual  mortgage  loan pool to be included in the trust on the Closing  Date,  as of the Cut-off Date,  after  deducting  payments of principal due during the month of the  Cut-off  Date.  Any  weighted  average  is  weighted  based on the  principal balance of the actual  mortgage  loans to be included in the trust on the Closing  Date,  as of the Cut-off  Date,  after  deducting  payments of principal due during the month of the Cut-off
Date.

A percentage  expressed in  parenthesis  for a category above reflects the percentage by which the number set forth for such  category may vary in the actual  mortgage loan pool included in the trust on the Closing  Date.  For example the  Aggregate  Stated  Principal  Balance of the mortgage  loans  included in the trust on the Closing  Date,  as of the  Cut-off  Date,  after deducting  payments of principal due during the month of the Cut-off  Date,  could be lower or higher than the amount specified by as much as 10%.

A number  expressed  in  parenthesis  for a  category  above  reflects  the amount by which the number or  percentage  set forth for such  category may vary in the actual  mortgage  loan pool included in the trust on the Closing Date.  For example,  Cash out  refinance  loans could vary from  46.8% to 66.8% of the  aggregate  principal  balance  of the  actual  mortgage  loan pool included in the trust on the Closing  Date, as of the Cut-off Date,  after  deducting  payments of principal due during the month of the Cut-off Date.

CERTAIN TRANSACTION INFORMATION

UNDERWRITER:                 Residential Funding Securities, LLC.

SIGNIFICANT SERVICERS:       Servicers  that may  subservice  10% or more by principal  amount of the mortgage  loans include  HomeComings  Financial,  LLC, and
                             GMAC   Mortgage,   LLC,   each  a   wholly-owned   subsidiary  of
                             Residential Funding.

SIGNIFICANT ORIGINATORS:     Originators  that  originated  10% or more of the mortgage  loans include HomeComings Financial, LLC.

CUT-OFF DATE:                March 1, 2007.

CLOSING DATE:                On or about March 29, 2007.

DISTRIBUTION DATE:           25th of each month,  or the next  business day if such day is not a business day, commencing in April 2007.

ASSUMED FINAL
DISTRIBUTION DATES:          The  distribution   date  in  February  2047.  The  actual  final
                             distribution date could be substantially earlier.

FORM OF CERTIFICATES:        Book-entry: Class A Certificates and Class M Certificates.

MINIMUM DENOMINATIONS:       Class A  Certificates  and those classes of Class M  Certificates rated in at least the second  highest  rating  category by one of the rating  agencies,  in minimum  denominations  representing an original  principal amount of $100,000 and integral  multiples of
                             $1  in   excess   thereof.   All   other   classes   of  Class  M
                             Certificates  in minimum  denominations  of $250,000 and integral multiples  of $1 in excess  thereof.  Any class of  interest-only certificates: $2,000,000 notional amount.

SENIOR CERTIFICATES:         Class A Certificates.

SUBORDINATE CERTIFICATES:    Class M  Certificates  and  Class  B  Certificates,  if any.  The
                             Subordinate  Certificates will provide credit  enhancement to the
                             Senior Certificates.

ERISA:                       Subject  to  the  considerations  contained  in  the  term  sheet supplement,  the Class A  Certificates  and Class M  Certificates
                             may be  eligible  for  purchase  by persons  investing  assets of employee benefit plans or individual retirement accounts assets.

                             In addition,  prior to the  termination of any yield  maintenance
                             agreement   covering   Net   Deferred   Interest,   the   offered
                             certificates  related to such a yield  maintenance  agreement may
                             be  eligible  for  purchase  by  persons   investing   assets  of
                             employee benefit plans or individual  retirement  accounts assets if such  person  qualifies  under  one or  more of the  following investor-based exemptions:

o       Prohibited Transaction Class Exemption ("PTCE") 84-14, regarding transactions negotiated by independent "qualified professional asset
        managers";
o       PTCE 90-1, regarding investments by insurance company pooled separate accounts;
o       PTCE 91-38, regarding investments by bank collective investment funds;
o       PTCE 95-60, regarding investments by insurance company general accounts; or
o       PTCE 96-23, regarding transactions negotiated by certain "in-house asset managers."

                             See "ERISA  Considerations"  in the term sheet  supplement and in the related base prospectus.

SMMEA:                                      When issued the offered  certificates  rated in at
                             least the second  highest  rating  category  by one of the rating agencies will be "mortgage  related  securities"  for purposes of the  Secondary  Mortgage  Market  Enhancement  Act  of  1984,  or
                             SMMEA,  and the  remaining  classes of  certificates  will not be
                             "mortgage related securities" for purposes of SMMEA.

                             See "Legal  Investment"  in the term sheet  supplement and "Legal
                             Investment Matters" in the related base prospectus.

TAX STATUS:                  For federal  income tax  purposes,  the  depositor  will elect to treat  the  portion  of  the  trust  consisting  of  the  related mortgage  loans and  certain  other  segregated  assets as one or more  real  estate  mortgage  investment  conduits.  The  offered certificates  will represent  ownership of regular interests in a real estate mortgage  investment conduit coupled,  in the case of
                             Adjustable  Rate  Certificates,  with the right to receive  Basis
                             Risk  Shortfall   Carry-Forward  Amounts,  and  in  the  case  of
                             offered   certificates   benefiting  from  a  yield   maintenance
                             agreement,  with the right to receive  payments  thereunder.  The offered  certificates  (exclusive  of any right to receive  Basis
                             Risk  Shortfall   Carry-Forward   Amounts  or  yield  maintenance
                             component)  generally will be treated as  representing  ownership of debt for  federal  income tax  purposes.  You will be required to include in income all interest and  original  issue  discount, if any,  on such  certificates  in  accordance  with the  accrual
                             method  of  accounting   regardless  of  your  usual  methods  of
                             accounting.   For  federal  income  tax  purposes,  the  Class  R
                             Certificates  for any series will  represent  residual  interests in a real estate mortgage investment conduit.

                             For  further   information   regarding  the  federal  income  tax
                             consequences  of  investing  in  the  offered  certificates,  see
                             "Material  Federal  Income  Tax  Consequences"  in the term sheet supplement and in the related base prospectus.

CREDIT ENHANCEMENT

Excess cash flow, overcollateralization and subordination.

See  "Description  of the  Certificates  -  Excess  Cash  Flow and  Overcollateralization  and
"Description of the Certificates--Allocation of Losses" in the term sheet supplement.

ADVANCES

For any  month,  if the Master  Servicer  does not  receive  the full  scheduled  payment on a mortgage  loan,  the Master  Servicer  will advance funds to cover the amount of the scheduled payment  that was not made.  However,  the  Master  Servicer  will  advance  funds  only if it determines  that the advance will be recoverable  from future  payments or collections on that mortgage loan.

See "Description of the Certificates--Advances" in the term sheet supplement.

OPTIONAL TERMINATION

On any  distribution  date  on  which  the  aggregate  outstanding  principal  balance  of the mortgage  loans as of the  related  determination  date is less  than  10% of their  aggregate stated  principal  balance as of the cut-off  date,  the master  servicer may, but will not be required to:

        o      purchase from the trust all of the remaining  mortgage loans,  causing an early retirement of the certificates; or

        o      purchase all of the certificates.

Under either type of optional purchase,  holders of the outstanding  certificates are entitled to receive the  outstanding  certificate  principal  balance of the  certificates in full with accrued interest,  as and to the extent described in the term sheet supplement.  However,  any optional  purchase of the  remaining  mortgage  loans may result in a shortfall to the holders of the  most  subordinate  classes  of  certificates  outstanding,  if the  trust  then  holds properties  acquired from  foreclosing  upon defaulted loans. In either case, there will be no reimbursement of losses or interest shortfalls allocated to the certificates.

See  "Pooling  and  Servicing  Agreement--Termination"  in the term sheet  supplement  and "The
Pooling and Servicing  Agreement--Termination;  Retirement of Certificates" in the related base prospectus.